UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Fox Factory Holding Corp.
915 Disc. Drive
Scotts Valley, CA 95066
(831) 274-8336

March 24, 2016
Dear Stockholders of Fox Factory Holding Corp.:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Fox Factory Holding Corp., which will be held Thursday, May 5, 2016, at 1 p.m., Pacific Time, at our corporate headquarters located at 915 Disc Drive, Scotts Valley, CA 95066. Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

In accordance with U.S. Securities and Exchange Commission ("SEC") rules, we are sending stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") with instructions for accessing proxy materials and voting via the internet. This Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so wish.

Your vote is very important to us. We ask each stockholder to please assist us in preparing for the meeting by following the voting procedures contained in the proxy statement, proxy card or voting instruction form. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to promptly vote your shares either by telephone, online, or, if you received paper copies of your proxy materials in the mail, by completing, signing, dating and returning the enclosed proxy card so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Completing a proxy card or voting through the internet or telephone will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend.

I look forward to hosting you at our Scotts Valley headquarters in May.

Very truly yours,

Larry L. Enterline
Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 5, 2016

Fox Factory Holding Corp.’s Annual Meeting of Stockholders will be held on Thursday, May 5, 2016 at 1 p.m., Pacific Time, at our corporate headquarters located at 915 Disc Drive, Scotts Valley, CA 95066.

The purposes of the meeting are:

I.	To elect three directors, described in the proxy statement, nominated for a term to expire at the 2019 Annual Meeting of Stockholders;

II.	To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as our independent public accountants for 2016; and

III.	To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement. The Board of Directors recommends that you vote "FOR ALL" of the nominated directors, and "FOR" the ratification of the independent auditor. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.

Stockholders of record at the close of business on March 7, 2016 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters, 915 Disc Drive, Scotts Valley, CA 95066. The notice of annual meeting, proxy statement and proxy card are first being mailed or made available to stockholders on or about March 24, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This year we are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many stockholders this year will receive a Notice Regarding Availability of Proxy Materials ("Notice") which provides an internet website address where stockholders can access electronic copies of proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card. The Company's 2016 Proxy Statement and Annual Report for fiscal year 2015 are available online at www.proxyvote.com.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting, we urge you to consider the proxy statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) if you received paper copies of your proxy materials in the mail, complete, date, sign, and return the enclosed proxy card as promptly as possible. Completing a proxy card or voting through the internet or telephone will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive any proxy that will not be delivered in person to the Annual Meeting by 11:59 p.m., Eastern Time on Wednesday, May 4, 2016.

By Order of the Board of Directors,

David Haugen
Corporate Secretary
Scotts Valley, California
March 24, 2016

Fox Factory Holding Corp.
915 Disc. Drive
Scotts Valley, CA 95066
(831) 274-8336
March 24, 2016

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 5, 2016

Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the Annual Meeting of Stockholders on May 5, 2016 (the “Annual Meeting”), or at any adjournment or postponement thereof, at our corporate headquarters, 915 Disc Drive, Scotts Valley, CA 95066, at 1 p.m., Pacific Time. We first sent or made available these proxy materials to our stockholders on or about March 24, 2016. A copy of this proxy statement, the proxy card and our 2015 Annual Report for fiscal year 2015 (collectively, the "Proxy Materials") can be found at the web address www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	Proposal I: To elect three directors, described in this proxy statement, nominated for a term to expire at the 2019 Annual Meeting of Stockholders.

•	Proposal II: To ratify the appointment of Grant Thornton LLP as independent public accountants for 2016.
The stockholders will also act on any other business that may properly come before the meeting, or any adjournment or postponement thereof.

How are the proxy materials being delivered?

The Securities and Exchange Commission, which we referred to as the SEC, has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2016:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice or proxy card to access the Proxy Materials.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 7, 2016 may attend the Annual Meeting. Broadridge Financial Solutions, Inc. (“Broadridge”) has been selected as our inspector of election. As part of its responsibilities, Broadridge is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 7, 2016, the record date, are entitled to vote. There were 37,029,721 shares of common stock outstanding on March 7, 2016. Stockholders are entitled to cast one vote per share on all matters.

What documents am I required to bring in order to vote at the Annual Meeting if I am voting as a stockholder?

The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a stockholder of record or you represent a stockholder of record. If you are a stockholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as stockholders of record are in this category. If you attend on behalf of a stockholder of record, whether such stockholder is an individual, corporation, trust or partnership, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport) and either a letter from that stockholder of record authorizing you to attend the Annual Meeting on their behalf or we must have received by 11:59 p.m. Eastern Time, May 4, 2016 a duly executed proxy card from the stockholder of record appointing you as proxy.

What documents am I required to bring in order to vote at the Annual Meeting if I am voting as a beneficial owner?

If your shares are held in street name, your name does not appear on the share register of the Company. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner. If you are a beneficial owner, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport) and either a legal proxy that you have obtained from your bank or broker or your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Company. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting a letter from the beneficial owner authorizing you to represent such beneficial owner’s shares at the Annual Meeting and the identification and documentation specified above for individual beneficial owners.

How do I vote my shares in person at the Annual Meeting?

Stockholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described above. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

Properly appoint a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. The persons named in the proxy card have been designated as proxies by our Board. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.

There are three ways to vote by proxy:

1.	By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing; c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2.	By Telephone - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time May 4, 2016. Have your proxy card in hand when you call and then follow the instructions.

3.	By the internet - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time May 4, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

You may vote by phone or internet until 11:59 p.m. Eastern Time May 4, 2016, or Broadridge Financial Solutions, Inc. must receive your paper proxy card by 11:59 p.m. Eastern Time on May 4, 2016.

How will my proxy be voted?

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR ALL the individuals nominated as directors in Proposal I, described in this proxy statement, for a term to expire at the 2019 Annual Meeting of Stockholders;

•	FOR Proposal II, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for 2016; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.
The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Secretary, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum.

Shares represented by proxies that are marked “Abstain” or "Withhold All" or "For All Except" will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. No stockholder shall be permitted to cumulate votes for the election of directors. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy and therefore, withheld votes shall have no effect on Proposal I. The election of directors, is a non-discretionary item and brokers may not vote on Proposal I without specific voting instructions from beneficial owners, resulting in a broker non-vote.

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for 2016. An abstention is not counted toward the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of auditor appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2016, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the selection of Grant Thornton as the independent registered public accounting firm for 2016.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting.

How does Fox’s status as an “emerging growth company” affect this proxy?

We are an “emerging growth company,” as that term is defined in Section 2(A) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that do not qualify as emerging growth companies, including, without limitation, reduced disclosure obligations relating to executive compensation and exemptions from the requirements of holding advisory “say-on-pay,” “say-when-on-pay” and “golden parachute” executive compensation votes.

How is the solicitation being made?

This solicitation is being made by us and as such the cost of solicitation of proxies will be borne by us. Solicitation may be made by our directors, officers, and employees, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials, will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Where can I find more information about Fox Factory Holding Corp.?

We file reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com/ and at the internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF CLASS III DIRECTORS
(Proposal I)
The Board of Directors recommends that you vote FOR ALL the nominees in this proposal.
The Board of Fox Factory Holding Corp. is currently comprised of seven individuals, and is divided into three classes serving staggered three year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each annual meeting of stockholders. Messrs. Enterline, Fox and Sabo are Class III members and are up for election at this year’s Annual Meeting. Messrs. Hagin and Mendenhall are Class I members and and will serve until the 2017 Annual Meeting. Messrs. Nichols and Waitman are Class II members and will serve until the 2018 Annual Meeting.

Class III directors, are proposed to be elected at the Annual Meeting and to serve for a term to expire at the annual meeting of stockholders to be held in 2019 and until their successors are chosen and have qualified. The Board has nominated Messrs. Enterline, Fox and Sabo for election as Class III directors. All of the nominees have indicated a willingness to stand for election and to serve if elected. You may vote "For All" or "Withhold All", or you may vote "For All Except" and withold your authority to vote for any individual nominee.

Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board, if such a replacement nominee is designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the Nominating and Corporate Governance Committee. The following paragraphs describe the business experience and education of Messrs. Enterline, Fox and Sabo.

Directors Up for Election

Larry L. Enterline. Mr. Enterline first joined us in March 2011. Prior to our IPO, which occurred in August 2013, Mr. Enterline served as Chief Executive Officer and director of Fox Factory, Inc., our main operating subsidiary ("our Subsidiary"). In connection with our IPO, Mr. Enterline was named our Chief Executive Officer in May 2013 and appointed a director in June 2013 in addition to his service in such roles at our Subsidiary. Since April 2010, Mr. Enterline has served as the Chief Executive Officer of Vulcan Holdings, Inc., his private investment holding and consulting services company. From January 2006 to April 2010, Mr. Enterline was Chief Executive Officer of COMSYS IT Partners, Inc., an IT staffing and solutions company. Since October 2005, Mr. Enterline has served on the board of directors of Concurrent Computer Corporation (NASDAQ: CCUR), a provider of software, hardware and professional services for the video market and the high-performance, real-time market. From April 2005 to September 2011, Mr. Enterline served on the board of directors of Raptor Networks Technology, Inc., now known as Mabwe Minerals Inc. (PINK: MBWE), which, at the time of Mr. Enterline’s membership on the board, was engaged in the data network switching industry. From 1989 to 2000, Mr. Enterline served in various management roles, including Senior Vice President of Worldwide Sales and Service Organization, at Scientific-Atlanta, Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Enterline earned a BSEE in Engineering from Case Western Reserve University in 1974, and an MBA from Cleveland State University in 1988.

Mr. Enterline’s current position as our Chief Executive Officer and as Chief Executive Officer of our Subsidiary, service on other public company boards and leadership experience give him the qualifications and skills to serve on our Board.

Robert C. Fox, Jr. Mr. Fox is the founder of our Subsidiary and has served as a director of our Company since January 2008. He served as Chief Executive Officer of our Subsidiary from its inception in February 1978 until January 2008. From January 2008 to June 2009, he served as Chief Engineering Officer of our Subsidiary. Mr. Fox earned a BS in Physics from Santa Clara University in 1961, and an MBA from Santa Clara University in 1968.

As the founder of our Subsidiary, Mr. Fox brings a deep understanding of our history, culture and technology to our board of directors, which enables him to advise our board of directors on all aspects of our business, while bringing historic knowledge and continuity to our Board.

Elias Sabo. Mr. Sabo has served as a director of our Company since December 2007. Mr. Sabo served as our President from January 2008 until June 2013. Since 1998, Mr. Sabo has served as a founding partner and manager at Compass Group Management LLC ("CGM"), the manager of Compass Diversified Holdings (NYSE: CODI), the parent to Compass, and other alternative asset vehicles. As of March 16, 2016, Compass beneficially owned approximately 33.1% of our outstanding common stock. Prior to joining Compass, Mr. Sabo worked in the acquisition department of Colony Capital, LLC, a Los Angeles-based real estate private equity firm, from 1992 to 1996, and as a healthcare investment banker for CIBC World Markets (formerly Oppenheimer & Co.) from 1996 to 1998. Mr. Sabo also serves on the boards of directors of several private companies. Mr. Sabo earned a BS in Business from Rensselaer Polytechnic Institute in 1992.

Mr. Sabo brings to our Board business leadership experience, an extensive understanding of investment activities, and public company experience with respect to governance and risk management. His in-depth investment experience with Compass enables him to advise our Board on various strategic and business matters.

The election of directors is by plurality vote of holders present in person or by proxy at the Annual Meeting and entitled to vote thereon, with the three nominees receiving the highest vote total to be elected as directors.

Directors Not Up for Election

The following paragraphs describe the business experience and education of our Class I and Class II directors (not standing for election).

Joseph Hagin. Mr. Hagin joined us as a director of our Subsidiary in January 2009. He was appointed as a director of our Company in June 2013. Mr. Hagin has served as senior partner at Command Consulting Group, an international security and intelligence consulting firm, since January 2009. From September 2008 to August 2010, he was the Chairman of S Mobile Corporation, a technology company. Mr. Hagin served as White House Deputy Chief of Staff for President George W. Bush from January 2001 until August 2008. Mr. Hagin earned a BA in English from Kenyon College in 1979.

Mr. Hagin’s executive management experience and expertise brings a unique perspective to our Board that enables him to provide valuable insight with respect to the management of our Company.

Dudley Mendenhall. Mr. Mendenhall joined us as a director of our Subsidiary in February 2012. He was appointed as a director of our Company in June 2013. In November 2013, Mr. Mendenhall joined Clique Intelligence, Inc. an information technology company, as their Chief Financial Officer and Chief Operating Officer. From July 2012 to November 2013, Mr. Mendenhall was an independent consultant providing financial advisory services. From January 2011 to July 2012, he was Vice President, Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Company. From March 2009 to August 2010, Mr. Mendenhall served as Chief Financial Officer of Solera Holdings, Inc., a provider of software and services to the automobile insurance claims processing industry. From September 2007 to March 2009, Mr. Mendenhall was Chief Financial Officer of Websense, Inc., a company providing integrated web, data and email security solutions. From April 2003 to September 2007, Mr. Mendenhall was Senior Vice President and Chief Financial Officer of K2, Inc., an international sporting equipment manufacturer. Mr. Mendenhall earned a BA in Economics and Political Science from Colorado College in 1977.

Mr. Mendenhall’s experience as chief financial officer at public companies and his background in finance and accounting assists our Board with financial review and risk management obligations.

Carl Nichols. Mr. Nichols joined us as a director of Fox Factory, Inc. (our "Subsidiary") in May 2008. He was appointed as a director of our Company in June 2013. Since 2003, Mr. Nichols has served as Chief Executive Officer of DAVID ID, LLC, a strategic brand consulting company. He also serves on the boards of directors of several private companies. Mr. Nichols has also served as a business council member of Solera Capital, LLC, an investment firm, since 2007. Additionally, Mr. Nichols has served as CEO of Einson Freeman and Managing Director at D'Arcy Masius Benton & Bowles. Mr. Nichols earned a BA in Economics from the University of California, Santa Cruz in 1978.

Mr. Nichols’ experience with strategic consulting, serving on the boards of companies and advising the portfolio companies of Solera Capital, LLC give him the qualifications and skills to serve on our Board.

Ted Waitman. Mr. Waitman has served as a director of our Company since June 2013. Since 1978, Mr. Waitman has held various leadership positions, including serving as President and Chief Executive Officer since 1996 and as a director since 2003, at CPM Holdings, Inc., a designer and manufacturer of process equipment for the animal feed and oilseed processing industries. From 2006 to 2008, he served as an independent director of Compass Group Diversified Holdings LLC ( "Compass"). Mr. Waitman was also previously a director of the American Feed Industry Association and president of the Process Equipment Manufacturers’ Association. Mr. Waitman earned a BS in Industrial Engineering from the University of Evansville in 1973.

Mr. Waitman’s various leadership positions and extensive management and operating experience qualifies him to serve on our Board.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTING FIRM
(Proposal II)
The Board of Directors recommends that you vote FOR this proposal.
General
Our Audit Committee has appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for the year ending December 31, 2016, and has determined that it would be desirable to request that the stockholders ratify the appointment.
The Board recommends and asks that you ratify the selection of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending December 31, 2016. You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is a registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2015, 2014 and 2013. Based on its past performance during these audits, the Audit Committee has selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2016. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended December 31, 2015 and 2014 by Grant Thornton LLP.

	2015	2014
Audit Fees (1)	$694,159	$566,742
Audit-Related Fees (2)	63,874	179,874
Tax Fees (3)	61,974	46,842
Totals	$820,007	$793,458

(1)
“Audit Fees” are fees billed by Grant Thornton LLP for professional services for the audit of our consolidated financial statements filed on Form 10-K and for the review of our interim financial statements included in our quarterly reports on Form 10-Q.

(2)
"Audit-Related Fees" are fees billed by Grant Thornton LLP for professional service that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include consultations and audits related to mergers and acquisitions; and services related to offering of common stock and consents for registration statements.

(3)	“Tax fees” are fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, advice and corporate tax planning.

The Audit Committee has evaluated Grant Thornton LLP’s qualification, performance and independence and has determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimus exceptions under Section10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all "Audit-Related Fees" and "Tax Fees" in 2015 and 2014.

DIRECTOR COMPENSATION
Non-employee Director Compensation for 2015

Any non-employee director who, directly or indirectly, beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly or indirectly, beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses which he or she properly incurs in connection with attending Board meetings and performing duties as a director.

Our Non-employee Director Compensation Policy provides for an annual cash retainer of $40,000, payable quarterly for service as a director of Fox Factory Holding Corp. The chairpersons of the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee are provided additional retainers of $15,000, $7,500 and $7,500 respectively. Our Lead Independent Director is paid an annual retainer of $10,000, plus the other retainers and compensation he may receive. Each non-employee director serving on a committee of the Board is paid an additional $1,000 for each meeting of the committee attended by such director telephonically or in person. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses, which they properly incur in connection with attending Board meetings and their duties as a director.
Pursuant to our Non-employee Director Compensation Plan, non-employee directors are also granted annual equity-based compensation awards in the form of restricted share units pursuant to the 2013 Omnibus Plan. These awards vest on the day immediately prior to the next annual meeting, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan. Subject to applicable laws and our policies in place for equity-based awards, the non-employee directors are entitled to receive an annual award of restricted share units determined by dividing $40,000 (or such other amount as determined by the Board in its sole discretion), by the closing price of our common stock on the date of grant. In 2015, each non-employee director received an award of 2,398 restricted share units on May 7, 2015. These awards will vest on the day immediately prior to the 2016 Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company.

The following table sets forth information for the year ended December 31, 2015 regarding the compensation awarded to, earned by or paid to persons who served as our directors during 2015 who are not named executive officers. Mr. Sabo served on our Board on behalf of Compass and received no compensation for his services as a director in 2015. Mr. Fox, the founder of our Subsidiary, also received no compensation for his services as a director in 2015.

Name	Fees earned or paid in cash	Stock Awards (1)	All other compensation		Total
Robert C. Fox, Jr.	$26	$—	$31,456	(2)	$31,482
Joseph Hagin	53,500	39,999	—		93,499
Dudley Mendenhall	74,000	39,999	—		113,999
Carl Nichols	48,000	39,999	—		87,999
Elias Sabo	—	—	—		—
Ted Waitman	52,500	39,999	—		92,499

(1)
The amounts in this column represents the aggregate market value of restricted stock units awarded in 2015 pursuant to the 2013 Omnibus Plan. The restricted stock units vest on the day before the Company's 2016 annual meeting.

(2)
Consists of $45 paid for life insurance, $18,026 paid for medical and dental plan premiums, and approximately $13,385 in expenses incurred by the Company in connection with registering Mr. Fox's shares on Form S-3 in March, 2015.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management.
The Board of Directors
Governance Guidelines

Our Board has adopted a set of governance guidelines (the "Governance Guidelines") to assist our Board and its committees in performing their duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation and the annual evaluations of our Board.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors involved in the oversight of our day-to-day operations, including our Chief Executive Officer, Chief Financial Officer and other executive and senior officers. The code of business conduct and ethics is posted on our website. The code of business conduct and ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the code of business conduct and ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website.

Leadership Structure

Our Board is currently comprised of seven members, four of whom are independent and one of whom is an officer of our Company. The Board believes its current leadership structure best serves the interest of the stockholders. The Board does not have a policy as to whether the Chairman should be an independent director, but when the Chairman is not an independent director the independent directors appoint a “Lead Independent Director.” Mr. Sabo is our Chairman and leads our Board. He presides at all meetings of stockholders and the Board. Mr. Enterline, as Chief Executive Officer, has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board. The separation of the roles of Chief Executive Officer and the Chairman allows the Chief Executive Officer to focus primarily on leading the day to day operations of the Company while the Chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance, community relations and stockholder issues. We also have a Lead Independent Director, Mr. Mendenhall. Mr. Mendenhall, in his role as a Lead Independent Director, chairs executive sessions of the independent directors, and, if appropriate, is available for consultation with stockholders.

Our Board has three standing committees, comprised solely of independent directors, the Audit Committee, chaired by Mr. Mendenhall, the Compensation Committee, chaired by Mr. Waitman, and the Nominating and Corporate Governance Committee, chaired by Mr. Hagin. The responsibilities and authority of each committee are described below.

Risk Oversight

The Board believes risk management is an important aspect of our business. While the Board as a whole ultimately has the responsibility for overseeing risk management, the Board has delegated certain duties with respect to risk oversight to our Audit Committee. In furtherance of such purpose, the Audit Committee Charter specifically requires the Audit Committee to discuss with management, the internal auditor or internal audit service provider, as the case may be, and the independent accountant the Company’s major risk exposures (whether financial, operations or both) and the steps management has taken to monitor and control such exposure, including the Company’s risk assessment and risk management policies. The Audit Committee reports back to the Board with its findings.

Board Meetings

During 2015, the Board held five meetings. All of our directors who served in 2015 attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

Attendance of Directors at 2016 Annual Meeting of Stockholders

Pursuant to our governance guidelines, our directors are encouraged to attend our annual meetings of stockholders. Two of our directors attended our 2015 Annual Meeting of Stockholders.

Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction.

Contractual Arrangements with Related Parties

In addition to the director and executive officer compensation arrangements discussed under “Director Compensation” and “Executive Compensation,” the following is a summary of material provisions of transactions occurring since January 1, 2015, of which we have been a party and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, have had or will have a direct or indirect material interest.

Compass. Compass was a selling stockholder in offerings of common stock, which closed on March 16, 2016 and July 16, 2014. Compass is managed by CGM. In addition, one of our directors, Elias Sabo, owns a portion and is the sole manager of CGM.

In September 2014, we entered into an agreement with Compass for the provision of services to FOX and assistance in complying the Sarbanes-Oxley Act of 2002, as amended (the “Services Agreement”). The Services Agreement can be terminated by either party at any time, or will terminate on March 31, 2016. A statement of work was agreed to in connection with the Service Agreement, which provides that the Compass’ internal audit team will assist us with various tasks, including, but not limited to, the development of internal control policies and procedures, risk and control matrices and the evaluation of internal controls. Services provided in accordance with the Services Agreement are billed on a time and materials basis. Fees for services provided in 2015 were approximately $135,000.

On March 9, 2016, the Company entered into a Stock Repurchase Agreement with Compass (the “Stock Repurchase Agreement”). Pursuant to the Stock Repurchase Agreement, on March 16, 2016, the Company closed on the repurchase of 500,000 shares of the Company’s common stock, par value $0.001 held by Compass in a private transaction for an aggregate purchase price of $7,947,500 or $15.895 per share. The Company funded the private repurchase transaction with cash on hand and borrowings from its revolving credit agreement. The repurchased shares are being held as treasury stock of the Company.

Registration Rights Agreement. We entered into a registration rights agreement with Compass and certain other stockholders, which was most recently amended and restated in May 2013. The registration rights agreement provides our stockholders and their permitted transferees with certain demand registration rights in respect of the shares of our common stock held by them. In addition, in the event that we register additional shares of our common stock for sale to the public, we will be required to give notice of such registration to Compass and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, Compass and such holders will have piggyback registration rights providing them with the right to require us to include shares of our common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions, associated with any registration of shares described above. Compass and Robert C. Fox, Jr. have exercised their rights under the registration rights agreement at various times. Both Compass and Robert C. Fox, Jr. have had certain of their shares of our common stock owned by them registered, pursuant to the registration rights agreement, on our Form S-1 Registration Statement filed in connection with our initial public offering in 2013 (File No. 333-189841), on our Form S-1 Registration Statement filed in connection with our follow-on public offering in 2014 (File No. 333-196945) and most recently on our Form S-3 Registration Statement (File No. 333-203146) initially filed in March, 2015 and supplemented by our prospectus supplement dated March 11, 2016 to the base prospectus contained in the Registration Statement, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended. We estimate that we will spend approximately $4 million in the aggregate on registering our common stock under the Registration Statements mentioned above, such estimate includes the estimate of expenses relating to the most recent registration in March, 2016 and is inclusive of expenses incurred with respect to the registration of our common stock by us and by Compass and Robert C. Fox, Jr.

Real Property Leases. Under a triple net lease dated July 1, 2003, we rent our Watsonville, California manufacturing and office facilities from Robert C. Fox, Jr., the founder of our Subsidiary and a minority stockholder of our Company. Under this lease we paid Mr. Fox $1.2 million in each of the years ended December 31, 2015 and 2014. The lease ends on June 30, 2018, and is subject to annual adjustments for cost-of-living based upon the Consumer Price Index. Under a sublease dated January 1, 2012 and sublease Addendum dated June 28, 2013, we subleased approximately 3,665 square feet of space on the first floor of the building of our headquarters, 915 Disc Drive, Scotts Valley, California, to Mr. Fox. These premises are permitted to be used for research and development and office space. Under this sublease, Mr. Fox paid rent in the amount of $5,000 per month through June 30, 2015, at which time the sublease was canceled.

Related Party Employment. A family member of Mr. Fox, the founder of our Subsidiary and a minority stockholder of our Company, is employed by our Subsidiary as Director of Bike Operations. During the year ended December 31, 2015, the Director of Bike Operations earned salary of approximately $129,000 as well as incentive compensation of approximately $23,000. In May 2015, the Director of Bike Operations was awarded 3,000 restricted stock units with an aggregate market value of $50,040. The restricted stock units vest in four annual installments beginning in May 2016.

Information Sharing and Cooperation Agreement. In connection with our IPO, we entered into an Information Sharing and Cooperation Agreement (the "Information Agreement") with Compass Diversified Holdings, on behalf of itself and Compass. Under the Information Agreement, the parties agreed to share certain information with each other, refrain from changing their respective fiscal year without the consent of the other party, refrain from making or adopting certain changes to their accounting estimates or accounting policies and principles and consult and cooperate with each other as to the timing of certain SEC filings, earnings releases, press releases and other public disclosures. Subject to its terms, under the Information Agreement we also agreed to select the same registered public accounting firm as Compass; maintain appropriate disclosure controls and procedures and internal controls over financial reporting; and prepare and deliver to Compass certain financial information and reports, including reports to be filed with the SEC. The majority of our obligations in the Information Agreement terminate at such time as Compass is no longer required to consolidate our results of operations and financial position while our remaining obligations terminate at such time as Compass is no longer required to account for its investment in us under the equity method of accounting.

Director Independence

The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board has determined that Messrs. Hagin, Mendenhall, Nichols and Waitman are independent directors as defined under the Nasdaq Listing Rules. Mr. Enterline is not independent under the Nasdaq Listing Rules as a result of his position as our Chief Executive Officer, Mr. Sabo is not independent under the Nasdaq Listing Rules as a result of his relationship with Compass and Mr. Fox is not independent under the Nasdaq Listing Rules as a result of the fact that we rent our Watsonville, California manufacturing and office facilities from Mr. Fox. See “Certain Relationships and Related Party Transactions and Director Independence-Compass” and “Certain Relationships and Related Party Transactions and Director Independence-Real Property Leases” above for additional information.

Nominations of Directors and Diversity
Consideration of Director Nominees

The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements. After this assessment, the Nominating and Corporate Governance Committee identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our annual meetings. The Nominating and Corporate Governance Committee reviews candidates with certain criteria in mind, including, but not limited to: (a) qualities of intelligence, honesty, perceptiveness and responsibility; (b) a general interest in FOX and a recognition that, as a member of the Board, each director is accountable to the stockholders of FOX; (c) having a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or large purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (d) being able to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industries in which the Company and its subsidiaries operate; (e) having no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (f) having no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (g) possessing skills necessary for service on any Board committee; (h) being compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (i) possessing skills necessary for service on any Board committee. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations, as provided for in the Policy Regarding Stockholder Recommendations of Director Nominees. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an annual meeting of the stockholders must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066, Attn: General Counsel and must meet the deadlines and other requirements set for in our Amended and Restated Bylaws, the Fox Factory Holding Corp. Policy Regarding Security Holder Recommendations of Director Nominees and the rules and regulations of the SEC. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the General Counsel will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Diversity

The Nominating and Corporate Governance Committee has adopted a formal Diversity Policy, within the Nominating and Corporate Governance Charter. The Nominating and Corporate Governance Committee believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance. Thus, the Nominating and Corporate Governance Committee considers such diversity in selecting, evaluating and recommending proposed director candidates.

Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066, Attn: General Counsel. Communications may also be sent to the General Counsel by email at dhaugen@ridefox.com.

Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, posted on our website, www.ridefox.com. Communications determined by our General Counsel to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers

The name and age of each director, nominee and executive officer and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Class	Position
Larry L. Enterline	63	Class III	Director and Chief Executive Officer
Zvi Glasman	52	-	Chief Financial Officer and Treasurer
William Katherman	57	-	Senior Vice President, Global Operations
Thomas Wittenschlaeger	58	-	Vice President and General Manager, Powered Vehicles Division
Wesley Allinger	51	-	Vice President and General Manager, Bicycle Division
Mario Galasso	50	-	President, Business Divisions
John Boulton	53	-	Senior Vice President, Office of Strategic Business Development
Robert C. Fox, Jr.	76	Class III	Director
Dudley Mendenhall	61	Class I	Lead Independent Director
Joseph Hagin	60	Class I	Director
Carl Nichols	60	Class II	Director
Elias Sabo	45	Class III	Director and Chairman of the Board of Directors
Ted Waitman	66	Class II	Director

Executive Officers who are not Directors

Zvi Glasman first joined us in January 2008, prior to our IPO, as Chief Financial Officer of our Subsidiary, initially as a consultant until his employment under the same title in September 2008. In connection with our IPO, which occurred in August 2013, we engaged Mr. Glasman to serve directly as our Chief Financial Officer, in addition to his position with our Subsidiary. Prior to joining our Subsidiary, Mr. Glasman served as Chief Financial Officer of Motive Eyewear, Inc., an eyewear supplier, from 2005 until 2008. From 2003 to 2005, he was Chief Financial Officer at Marshall & Swift, a software company focused on providing valuation solutions to the insurance and real estate industries, and from 2001 to 2003, he served as Chief Financial Officer of RealTimeImage Inc. (RTI), an internet infrastructure company providing imaging products and services for the graphic arts and medical communities. Mr. Glasman is an inactive certified public accountant. He earned a BS in Finance from Pennsylvania State University in 1985.

William Katherman has served as Senior Vice President, Global Operations since February 2014. Prior to this role, Mr. Katherman served as the Company’s Vice President, Supply Chain since September 2012. Prior to joining the Company, Mr. Katherman served as Managing Director of Cisco Systems Video Technology, a producer of Cable Television Set-top Boxes, based in Shanghai, China from 2009 to 2012. From 1996 to 2008, Mr. Katherman served in various management roles, including Vice President and Managing Director of Asia Operations, based in Shanghai, China for Scientific-Atlanta, Inc., a Georgia-based manufacturer of cable television, telecommunications and broadband equipment. Mr. Katherman is a graduate of General Electric’s Financial Management Program and earned a BS in Business Administration from the University of Kansas in 1980.

Thomas Wittenschlaeger has served as Vice President & General Manager, Powered Vehicles Division since January 2015.  Prior to joining the Company, Mr. Wittenschlaeger served as President of NanTronics, Inc. a provider of fiber networks, data centers, cloud computing and associated algorithmic software from 2012 to 2015.    From 2011 to 2012, he served as Chairman and CEO of Keyon Communications Holdings, Inc., a provider of rural broadband services within the United States. From 2007 to 2012, he served on the board of directors of Lantronix, a leading global provider of IoT technologies and products, including in the capacity of Chairman of the Board. From 2004 to 2011, Mr. Wittenschlaeger served as Chairman & CEO of Raptor Networks Technology, Inc. which was engaged in the core network switching and fabric computing industry.  Mr. Wittenschlaeger has also held various executive-level positions across multiple industries, including 16 years at the Hughes Aircraft Company.  Mr. Wittenschlaeger graduated from the U.S. Naval Academy in 1979 with a BS in Electrical Engineering, is a graduate of the Executive Program in Management at UCLA and served in the U.S. Navy in nuclear submarines from 1979 to 1984.

Wesley Allinger has served as Vice President & General Manager, Bicycle Division since January 2014. Prior to serving in this role, Mr. Allinger served as the General Manager for the powersports division of the Company from 2007 to 2013 and Engineering Manager for the powersports division of the Company from 2001 to 2007. Prior to joining the Company, Mr. Allinger served in various engineering capacities including Director of Engineering at RockShox, a producer of bicycle suspension products, from 1997 to 2001. Mr. Allinger worked as an engineer at General Motors from 1989 to 1997, including work associated with vehicle ride and handling and interior Acoustics. Mr. Allinger spent 2 years working for a structural consulting firm in Warren Michigan. Mr. Allinger earned his Bachelors of Science in Engineering from Oakland University, Rochester Michigan in 1988.

Mario Galasso has served as President, Business Divisions since February 2014. Prior to serving in this role, Mr. Galasso, served as the Company’s Senior Vice President - Business Units since January 2013. Prior to that, Mr. Galasso served as the Corporate Senior Vice President from January 2012 to January 2013 and Vice President and General Manager - Bicycle Division from 2003 to January 2012. Mr. Galasso earned a BSME in Engineering from Worcester Polytechnic Institute in 1988.

John Boulton has served as Senior Vice President, Office of Strategic Business Development since February 2014. Prior to serving in this role, Mr. Boulton served as the Company’s Senior Vice President - Global Operations since January 2011. Prior to joining the Company, Mr. Boulton served as Vice President, Operations of Utilimaster Corporation, a producer of walk-in vans and delivery trucks, from 2007 until 2010. From September 1985 to June 2004 he worked for General Electric Company in various management positions, most recently under the title Vice President of Operations for Fleet Services, GE Capital. Mr. Boulton earned a BSEE in Electrical Engineering from Reading College of Technology in 1983.

Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers.

Committees of the Board of Directors

The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee. Our Audit Committee held four meetings during 2015 and is comprised of Messrs. Hagin, Mendenhall and Nichols, with Mr. Mendenhall serving as Chairman of the committee. Our Board has determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that Mr. Mendenhall is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, which is available on our website ridefox.com. The functions of this committee include, among others:

•	appointing, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;

•	reviewing the scope of the audit by the independent registered public accounting firm;

•	inquiring into the effectiveness of our accounting and internal control functions;

•
assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices and our enterprise risk-management practices;

•	approving, or pre-approving, all audit and all permissible non-audit services, other than de minimus non-audit services, to be performed by the independent registered public accounting firm; and

•
obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.

Compensation Committee. Our Compensation Committee held three meetings in 2015 and is comprised of Messrs. Mendenhall, Nichols and Waitman, with Mr. Waitman serving as Chairman of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulations Section 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, which is available on our website ridefox.com. The functions of this committee include, among others:

•
determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and our other executive officers and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;

•	evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;

•	approving, periodically evaluating and proposing amendments to long-term incentive plans;

•
evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs; and

•	establishing or recommending policies with respect to compensation arrangements, including recoupment policies.
The Compensation Committee may delegate authority to the Chief Executive Officer to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers, subject to certain limitations.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held one meeting in 2015 and is comprised of Messrs. Hagin, Mendenhall and Waitman, with Mr. Hagin serving as Chairman of the committee. Our Board has determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, which is available on our website ridefox.com. The functions of this committee include, among others:

•	interviewing, evaluating and recommending to our Board candidates for election as our directors, including nominations by stockholders;

•	responsibility for matters relating to nomination of directors;

•	maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;

•	considering and assessing the independence of members of our Board;

•	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

•	evaluating the adequacy of our corporate governance practices and policies;

•	reviewing and approving all related party transactions;

•
developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Governance Guidelines;

•	monitoring compliance with our Governance Guidelines;

•	reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider; and

•	reviewing and discussing with the CEO and reporting to our Board of Directors plans for executive officer development and corporate succession plans for the CEO and other executive officers.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of FOX during 2015, or was formerly an employee of FOX. None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Clawback Policy. In July 2013, our Board adopted the “Policy Regarding Recoupment of Incentive Compensation upon Restatement or Misstatement of Financial Results, or as Required By Law.” According to the Clawback Policy, if, in the opinion of the independent directors of the Board, the Company's financial results are materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company's executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The independent directors may, for up to five (5) years following such misstatement and subject to the limitations herein, direct that the Company recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted, to the executive officer(s), as well as seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units. However, these “clawbacks” can only ensue if the following conditions have been met: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) one or more executive officers engaged in the intentional misconduct, and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information with respect to the compensation earned by our named executive officers for the fiscal years ended December 31, 2015 and 2014:

Name and Principal Position	Year	Salary		Non-equity incentive plan compensation (2)	Stock awards (3)	All other compensation		Total
Larry L. Enterline	2015	$750,000		$500,000	$—	$68,596	(4)	$1,318,596
Chief Executive Officer	2014	750,000		250,000	—	68,471		1,068,471
William H. Katherman	2015	253,946	(1)	116,892	500,400	74,792	(5)	946,030
Senior Vice-President, Global Operations	2014	242,308		78,212	256,800	73,692		651,012
Thomas Wittenschlaeger Vice President & General Manager, Powered Vehicles Group	2015	225,961		123,288	417,000	11,492	(6)	777,741

(1)
Amounts reflect a merit increase for fiscal 2015 of approximately 2% of Mr. Katherman's base salary provided for in his employment agreement approved by the Compensation Committee of the Board of Directors in February 2015.

(2)
Amounts in this column represent cash performance bonuses earned for fiscal 2014 and 2015 by the respective named executive officer pursuant to the employment agreements with the named executive officer. Cash performance bonuses were awarded to our named executive officers based on the achievement of specified company performance metrics and the achievement of individual performance goals. See “Narrative Disclosure to Summary Compensation Table” below for additional information.

(3)
The amounts in this column represent the aggregate market value of restricted stock units issued pursuant to the 2013 Omnibus Plan. As noted below in "Narrative Disclosure to Summary Compensation Table - RSU Modifications," in August, 2014 Mr. Katherman's awards were modified.

(4)	Consists of $22,849 for lodging expenses and $38,510 for travel expenses reimbursed based on receipts, as well as $5,118 paid for medical and dental plan premiums and $2,119 in other benefits.

(5)	Consists of $24,097 for lodging expenses and $38,731 for travel expenses reimbursed based upon receipts, as well as $8,897 paid for medical and dental plan premiums and $3,067 in other benefits.

(6)	Consists of $9,158 paid for medical and dental plan premiums and $2,334 in other benefits.

Narrative Disclosure to Summary Compensation Table
Perquisites, health, welfare and retirement plans and benefits
Health and welfare benefits
Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, group life and disability insurance plans, in each case on the same basis as other employees.
401(k) plan
We maintain a tax-qualified retirement plan, our 401(k) plan, which provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits set forth in the Internal Revenue Code of 1986, as amended, or the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in select investment alternatives according to the participants’ directions. Our 401(k) plan allows for matching contributions to be made by us. As a tax-qualified retirement plan, contributions to our 401(k) plan and earnings on those contributions are not taxable to the employees until distributed and all contributions are deductible by us when made.
Perquisites and personal benefits
We reimburse our named executive officers for reasonable travel and lodging expenses incurred in connection with their employment. We also pay certain premiums for term life insurance and accidental death and dismemberment for all of our employees, including all of our named executive officers, other than Mr. Enterline prior to our IPO since, prior to such time, he was a consultant and not an employee.
Pension benefits and non-qualified deferred compensation
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Employment Agreements and Arrangements
General Terms of Employment Agreements

In July 2013, we entered into a new employment agreement with Mr. Enterline in connection with the closing of our IPO. An employment agreement was entered into with Mr. Katherman in February 2014 upon his promotion to Senior Vice President, Global Operations. In January 2015 we entered into an employment agreement with Mr. Wittenschlaeger in connection with his hiring. The aforementioned employment agreements provide for base salaries, incentive compensation benefits, and, in certain circumstances, severance benefits.
Compensation Terms of Employment Agreements
The employment agreements with each of Messrs. Enterline, Katherman and Wittenschlaeger provide for an initial base salary of $750,000, $250,000, and $250,000, respectively. Messrs. Enterline, Katherman and Wittenschlaeger are also eligible to receive a bonus (the “Performance Bonus”) based on three levels: minimum, target and maximum.
Mr. Enterline’s possible Performance Bonus is only comprised of a bonus (an “EBITDA Bonus”) based on our achievement of a percentage of target EBITDA of the Company (“Target EBITDA”). Mr. Enterline is eligible to receive an EBITDA Bonus ranging from $250,000 to $750,000 based on our achievement of 90%, the minimum level, and over 110%, the maximum level, of the Target EBITDA respectively. Mr. Enterline will not receive an EBITDA Bonus, and therefore will not receive a Performance Bonus, if we are unable to meet the minimum level, 90%, of the Target EBITDA for the fiscal year.

Mr. Katherman is eligible to receive a Performance Bonus comprised of an EBITDA Bonus and a discretionary bonus based on the achievement of individual performance ratings (the “Rating Bonus”). Mr. Katherman is eligible to receive an EBITDA Bonus ranging from 14% to 42% of his annual salary based on our achievement of 90%, the minimum level, and over 110%, the maximum level, of the Target EBITDA respectively. In addition to the EBITDA Bonus, Mr. Katherman is eligible to receive a Rating Bonus ranging from 6% to 18% of his annual salary, determined by the Compensation Committee in its sole discretion based on their determination of individual performance rating criteria. Mr. Katherman will not receive any portion of his Performance Bonus if we are unable to meet the minimum level, 90%, of the Target EBITDA for the fiscal year
Mr. Wittenschlaeger is eligible to receive a Performance Bonus comprised of an EBITDA Bonus, a Rating Bonus and a bonus (the “Division EBITDA Bonus”) based on the power sports division of the Company (the “Power Sports Division”) achieving a certain EBITDA (“Target Division EBITDA”). Mr. Wittenschlaeger is eligible to receive an EBITDA Bonus ranging from 12.5% to 37.5% of his annual salary based on our achievement of 90%, the minimum level, and over 110%, the maximum level, of the Target EBITDA respectively. In addition to the EBITDA Bonus, Mr. Wittenschlaeger is eligible to receive a Rating Bonus ranging from 5% to 15% of his annual salary, determined by the Compensation Committee in its sole discretion based on their determination of individual performance rating criteria. Finally, Mr. Wittenschlaeger is eligible to receive a Division EBITDA Bonus ranging from 5% to 15% of his annual salary based on the Power Sports Division’s achievement of 90%, the minimum level, and over 110%, the maximum level, of the Target Division EBITDA, respectively. Mr. Wittenschlaeger will not receive any portion of his EBITDA Bonus or Rating Bonus if we are unable to meet the minimum level, 90%, of the Target EBITDA for the fiscal year, Mr. Wittenschlaeger will also not receive any portion of his Division EBITDA Bonus if the Power Sports Division is unable to meet the minimum level, 90%, of the Target Division EBITDA for the fiscal year.
The amount listed under the column “Non-equity incentive plan compensation” in the Summary Compensation Table for 2016 represents the cash bonus amount awarded to each respective individual based on the achievement of such targets. In addition to base salary and performance bonuses, the employment agreements provide for paid time off and the ability to participate in our employee benefit plans on the same terms as other similarly situated executive officers.
Termination Terms of Employment Agreements
As described below, the employment agreements also provide the named executive officers with certain payments and benefits upon certain terminations of employment. Under the employment agreements, in order to receive certain severance benefits, each named executive officer is required to execute a general release in favor of our Company. Furthermore, the employment agreements prohibit the named executive officers from soliciting our employees for two years following their cessation of employment.

Under the terms of the employment agreements, in the event that a named executive officer resigns without “Good Reason” (as defined below), or his employment terminates due to mutual agreement, death, disability (as defined in the new employment agreements), or for “Cause” (as defined below), such executive is entitled to receive the following payments and compensation: (i) accrued and unpaid annual base salary for services rendered prior to the date of termination or resignation and (ii) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation. In addition, in the event of an executive’s cessation of employment due to his death or disability, such executive is also entitled to receive a pro rata lump sum cash payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which such termination occurs, and payable during the year the applicable audited financial statements become available).
In the event a named executive officer’s employment is terminated for any reason other than death, disability, or for “Cause,” or if a named executive officer resigns for “Good Reason,” such executive officer is entitled, provided he executes a release in our favor, to receive the following payments and compensation: (i) accrued and unpaid annual base salary for services rendered prior to the date of termination or resignation; (ii) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation; (iii) (a) severance in an amount equal to the named executive’s annual base salary as of the date of termination, unless the executive’s base salary was reduced in such a way as to trigger a “Good Reason” resignation, in which case the severance amount will be equal to the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination, payable in 12 substantially equal payments following execution of a release, or, for Mr. Enterline only, (b) if we terminate Mr. Enterline without Cause within 24 months after a change of control, or he resigns for Good Reason within 24 months after a change of control, severance in an amount equal to two times his annual base salary, payable in 24 equal monthly payments following execution of a release; (iv) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (v) continued company sharing in the cost of health care insurance during the period executive receives severance.

For purposes of the new employment agreements, termination for “Cause” means with respect to a named executive, one or more of the following: (i) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nobo contendere (or similar plea) to a charge of such an offense; (ii) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (iii) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (iv) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (v) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (vi) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (vii) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.
A resignation by a named executive officer will be deemed a resignation for “Good Reason” if the executive provides written notice to the company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (i) a reduction in executive’s base salary below the amount as of the date of his new employment agreement (other than a substantially similar reduction applicable to all executives); (ii) for Mr. Katherman and Mr. Wittenschlaeger only, our requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (iii) material breach by us of his new employment agreement; or (iv) without the executive’s consent, a material reduction in the executive’s duties or responsibilities. Where curable, we will have 30 days to cure such circumstances upon the receipt of notice from the executive.

RSU Modifications
On September 2, 2014, our Compensation Committee authorized us: (1) to amend the existing Restricted Stock Unit Award Agreements (“Original Agreements”) of Messrs. Enterline, Galasso, and Katherman (collectively, the “Officers”) to cancel prior awards of restricted stock units (“RSUs”) that were scheduled to vest after August 13, 2014 (or with respect to Mr. Katherman, RSUs that are scheduled to vest after April 10, 2015) based on time-vesting and (2) to grant new RSUs pursuant to restricted stock unit award agreements (the “Replacement Agreements”) under which each Officer was granted the same number of RSUs as provided in the Original Agreements but, with vesting of RSUs under the Replacement Agreements based on performance-vesting via performance goals, defined in the 2013 Omnibus Plan, so as to ensure the deductibility of performance-vesting RSU payouts as 162(m) performance-based compensation. The Replacement Agreements are substantially similar to the Original Agreements, other than the inclusion of performance-vesting criteria. Each Replacement Agreement provides for three year graded vesting of the new RSUs (i.e., 33 1/3%; 33 1/3%; and 33 1/3%) based both upon the Officer’s service with the Company (as provided in the Original Agreements) and the Company’s achievement of the new performance goals, whereas the Original Agreements did not include performance goals. The new performance goals included in the Replacement Agreements are based on the achievement of certain EBITDA, measured for the twelve month performance period ending on each June 30 prior to the particular vesting date. The Original Agreements were amended on September 2, 2014, such amendments being approved by each applicable Officer, and the Replacement Agreements by and between the Company and the applicable Officer were entered into on September 2, 2014. The grant date for the new RSUs issued under the Replacement Agreements was September 2, 2014. There was no change to the probable amount of RSUs issued as a result of the cancellation, amendment, and regrant, the only change being the addition of the performance-based vesting conditions.

Outstanding Equity-based Awards at Fiscal Year End 2015
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2015:

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price per share	Option expiration date	Number of shares that have not vested	Aggregate market value of shares of units of stock that have not vested (4)

Larry L. Enterline (1)	592,191	(2)	—	$5.16	6/15/2022	145,156	$2,399,429
William H. Katherman	37,160	(3)	37,160	6.20	10/3/2022	41,250	681,863
Thomas Wittenschlaeger	—		—	—	—	25,000	413,250

(1)	Options were granted to Vulcan.

(2)	The option was granted pursuant to the 2008 Plan and vested in a single installment on June 15, 2013.

(3)	The option was granted pursuant to the 2008 Plan and vests in 5 annual installments beginning October 3, 2013.

(4)	Market value is based on the closing price of our stock on December 31, 2015.

Equity Compensation Plan Information
The following table provides as of December 31, 2015 about equity awards under our compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,416,364	$5.32	2,548,893

(1)	Options to be issued under the 2008 Stock Option Plan, the 2008 Non-Statutory Stock Option Plan and the 2013 Omnibus Plan.

Equity-based incentive plans

2008 Stock Option Plan

Our Board adopted our 2008 Stock Option Plan, or the 2008 Plan, on January 4, 2008, and the 2008 Plan was approved by our stockholders in January 2008. The 2008 Plan was terminated upon the effective date of the 2013 Omnibus Plan. The 2008 Plan is currently administered by our Compensation Committee. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Plan was administered by our Board based on recommendations of the Compensation Committee of our Subsidiary.

Stock subject to the 2008 Plan. As of December 31, 2015, 4,293,848 shares of our common stock had been issued under the 2008 Plan and options to purchase an additional 1,459,211 shares of our common stock were outstanding under the 2008 Plan.

Stock options. The exercise price of all stock options granted under the 2008 Plan must equal at least 100% of the fair market value of our common stock on the date of grant (except for greater than 10% owners, as provided below). Incentive stock options granted under the 2008 Plan must be exercised within 10 years from the date of grant, and the period for exercising any non-statutory stock options is set by our Compensation Committee; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock or of the stock of our parents or subsidiaries, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. Upon the completion our IPO, the 2008 Plan was terminated and no shares of our common stock remain available for future issuance under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of awards originally granted under the 2008 Plan. Shares which were subject to outstanding options under the 2008 Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.

2008 Non-Statutory Stock Option Plan

Our Board adopted our 2008 Non-Statutory Stock Option Plan, or the 2008 Non-Statutory Plan, on May 6, 2008. The 2008 Non-Statutory Plan was terminated upon the effective date of the 2013 Omnibus Plan, August 13, 2013. The 2008 Non-Statutory Plan is currently administered by our Compensation Committee. Prior to the establishment of our Compensation Committee in July 2013, the 2008 Non-Statutory Plan was administered by our Board based on recommendations of the Compensation Committee of our Subsidiary.

Stock subject to the 2008 Non-Statutory Plan. As of December 31, 2015, 279,669 shares of our common stock had been issued under the 2008 Non-Statutory Plan and options to purchase an additional 183,902 shares of our common stock were outstanding under the 2008 Non-Statutory Plan.

Stock options. The period for exercising any options granted under the 2008 Non-Statutory Plan is set by our Compensation Committee. The option price is payable only in cash, except if our Company undergoes a change of control, in which case the option price may be satisfied through shares obtained through exercise of the option in connection with the change of control. Subject to the provisions of the 2008 Non-Statutory Plan, our Compensation Committee determines the remaining terms of the options (e.g., vesting and the period following a participant’s termination of service during which the participant may exercise his or her option, provided that in no event may an option be exercised later than the expiration of its term).

Plan termination. The 2008 Non-Statutory Plan was terminated at the consummation of our IPO and no shares of our common stock remain available for future issuance under the 2008 Non-Statutory Plan. However, the 2008 Non-Statutory Plan continues to govern the terms and conditions of awards originally granted under the 2008 Non-Statutory Plan. Shares subject to outstanding options under the 2008 Non-Statutory Plan on August 13, 2013 that are subsequently forfeited or terminated for any reason before being exercised have again become available for awards under the 2013 Omnibus Plan.
2013 Omnibus Plan

In July and August 2013, our Board and stockholders, respectively, adopted the 2013 Omnibus Plan, which became effective on the closing our IPO, and which serves as the successor to our 2008 Plan and 2008 Non-Statutory Plan. Our stockholders also adopted the 2013 Omnibus Plan at our 2014 Annual Meeting following our IPO. The 2013 Omnibus Plan is the sole plan under which we make equity-based awards to our employees, directors and consultants. However, the 2008 Plan and the 2008 Non-Statutory Plan continue to govern the terms and conditions of awards originally granted under the 2008 Plan and the 2008 Non-Statutory Plan, respectively.

Stock subject to the 2013 Omnibus Plan. The maximum aggregate number of shares that can be issued under the 2013 Omnibus Plan is 3,631,709 shares of our common stock, plus an additional 58,063 shares which were subject to outstanding awards under the 2008 Plan and the 2008 Non-Statutory Plan and which either ceased for any reason to be subject to such awards or were forfeited, canceled or repurchased at their original issue price. As of December 31, 2015, 367,628 shares have been issued and 3,322,144 shares of our common stock were reserved for future issuance under the 2013 Omnibus Plan. In addition, the following shares of our common stock are available for grant or issuance under the 2013 Omnibus Plan:

•	shares subject to awards granted under the 2013 Omnibus Plan that are subsequently forfeited or canceled;

•	shares subject to awards granted under the 2013 Omnibus Plan that otherwise terminate without shares being issued; and

•	shares surrendered, canceled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).
Term. No awards under the 2013 Omnibus Plan will be made more than 10 years from the date our Board approved the plan.
Eligibility. Only our and our affiliates’ employees, consultants and board members are eligible to receive awards under the 2013 Omnibus Plan, although awards may be made to employees and consultants to whom an offer of employment has been or is being extended. Our Compensation Committee determines who will receive awards, and all of their terms and conditions.
Administration. The 2013 Omnibus Plan is administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. Our Compensation Committee has the authority to construe and interpret the 2013 Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2013 Omnibus Plan may be made subject to performance goals based upon performance criteria and other terms in order to qualify as performance based compensation for the purposes of Section 162(m) of the Code.
Award forms and limitations. The 2013 Omnibus Plan authorizes the award of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance-based compensation and other stock-based awards. For stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, the maximum number of shares subject to ISO awards is 3,631,709. The maximum number of shares subject to restricted stock, restricted stock units and unrestricted stock awards will be 1,815,854. The maximum will be 907,927 shares for each of the following award types granted to any one person within any fiscal year of ours: (i) the shares subject to ISOs, (ii) the shares subject to stock options and stock appreciation rights, (iii) the shares subject to performance-based compensation awards, (iv) restricted stock, restricted stock units and unrestricted stock, and (v) all other stock-based awards.

Stock options. The 2013 Omnibus Plan provides for the grant of ISOs only to our employees. All options other than ISOs may be granted to our employees, directors, consultants, independent contractors and advisors. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of ISOs granted to 10% or more stockholders must be at least equal to 110% of that value. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period. The maximum term of options granted the 2013 Omnibus Plan is 10 years (five years in the case of ISOs granted to 10% or more stockholders).
Stock appreciation rights. Stock appreciation rights provide for a payment, or payments, in cash, shares of our common stock or a combination of both, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price that must be at least equal to the fair market value of our common stock on the date of grant. Stock appreciation rights may vest based on time or achievement of performance conditions.
Restricted stock. A restricted stock award is an offer by us to issue or to sell shares of our common stock subject to restrictions. The price (if any) of a restricted stock award is determined by our Compensation Committee. Unless otherwise determined by our Compensation Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted stock units. A restricted stock unit is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve certain performance conditions.

Unrestricted stock. An unrestricted stock award is an award of shares of our common stock that is issued without forfeiture restrictions.
Other stock-based awards. Stock-based awards, such as dividend equivalent rights and other awards denominated or payable in shares of our common stock may be granted as additional compensation for services or performance.
Performance-based compensation. An award (other than Options and Stock Appreciation Rights) of performance-based compensation that is earned upon achievement of pre-established performance goals and settled (paid) in the form of cash or by issuance of shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance goals. We have the flexibility, but not the obligation, to structure these awards in a manner so as to exempt them from the deduction limitations set forth in Section 162 (m) of the Code.
Performance-based compensation criteria. The Compensation Committee may grant eligible plan participants shares of our common stock or cash in accordance with the achievement of performance goals during a performance period. Performance goals are established in writing by the Compensation Committee for the performance period, at least one year in duration, based upon performance criteria. The performance criteria for such performance goals applicable to any performance based-compensation that is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code relating to our four covered employees shall be based on one or more of the following criteria (either individually, alternatively or in any combination):
return on net assets        cash flows        return on assets        return on capital
revenue            average revenue        stockholder returns    profit margin
earnings per share        net earnings        operating earnings    free cash flow
growth of business        enterprise value        capital expenses        cost targets
share price            sales or market share    operating expenses    return on stockholder’s equity
earnings before interest, taxes,                equity market capitalization
depreciation and amortization
With respect to performance-based compensation the Compensation Committee intends to comply with Section 162(m) of the Code, to the extent required under 162(m) of the Code, the Compensation Committee shall, within the first ninety (90) days of a performance period (or within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects to use for such performance period.
The Compensation Committee is authorized at any time during the first ninety (90) days of a performance period, or at any time thereafter (but only to the extent the exercises of such authority after the first ninety (90) days of a performance period would not cause the performance-based compensation granted to any eligible participant for the performance period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a performance goal for such performance period to the extent permitted under 162(m) of the Code in order to prevent the dilution or enlargement of the rights of the eligible participants, (1) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development affecting the Company; or (b) in recognition of, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Achievement of performance goals may be measured by including or excluding items determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposition of a business, or related to a change in accounting principle, in each case based on Opinion No. 30 of the Accounting Principles Board, or other applicable accounting rules, or consistent with the Companies policies and practices for measuring the achievement of performance goals on the date on which the Compensation Committee establishes the performance goals.
Additional provisions. Awards granted under the 2013 Omnibus Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our Compensation Committee. Unless otherwise restricted by our Compensation Committee, awards that are non-ISOs or stock appreciation rights may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative, or a family member of the optionee who has acquired the non-ISOs or stock appreciation rights by a permitted transfer. Awards that are ISOs may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

If we experience a change of control transaction, and unless an award provides otherwise: outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company, and outstanding awards that are not assumed or substituted will become fully vested and non-forfeitable, exercisable in the case of options and stock appreciation rights, and satisfied at target levels in the case of performance-based awards. Unless an award provides otherwise, if an award is assumed or substituted by the successor company in connection with a change of control transaction and the holder’s employment or service to us is terminated without cause or the holder terminates his or her employment or service to us for good reason, in each case within 24 months of such change of control transaction, all assumed or substituted awards held by such holder will become fully vested and non-forfeitable. All awards will be equitably adjusted in the case of stock splits, recapitalizations and similar transactions.

THE AUDIT COMMITTEE REPORT
Our Audit Committee is comprised of three independent directors, Messrs. Hagin, Mendenhall and Nichols, all of whom are financially literate. In addition, the Board has designated Mr. Mendenhall as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the NASDAQ Rules and The Sarbanes-Oxley Act of 2002. A copy of the Audit Committee charter is available on the Company’s website at www.ridefox.com.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent accountant; (2) overseeing the independent accountant; (3) reviewing financial statements and disclosure matters; (4) compliance oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2015 ( the "Annual Report").
The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by PCAOB Auditing Standard No. 16.
The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members of the Audit Committee:
Dudley Mendenhall, Chairman
Joseph Hagin
Carl Nichols

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of March 16, 2016, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group. The applicable percentage ownership is based on 36,532,043 shares of common stock outstanding as of March 16, 2016. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.

The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner and Management	Number	Percentage
5% Beneficial Owners
Compass Group Diversified Holdings LLC, Sixty One Wilton Road, Second Floor, Westport, CT 06880 (1)	12,108,718	33.1%
Frontier Capital Management Co., LLC, 99 Summer Street, Boston, MA 02110 (2)	2,973,266	8.1%
Directors and Officers (3)
Larry L. Enterline (4)	899,428	2.4%
Robert C. Fox, Jr. (5)	2,765,657	7.6%
William H. Katherman (6)	47,329	*
Thomas Wittenschlaeger (7)	56,250	*
Joseph Hagin (8)	42,488	*
Dudley Mendenhall (9)	17,670	*
Carl Nichols (10)	35,009	*
Elias Sabo (11)	12,326,476	33.7%
Ted Waitman (12)	8,380	*
All current executive officers and directors as a group (13 persons ) (13)	17,433,241	46.2%
* Less than 1%

(1)
This information is based on a Schedule 13G/A filed by Compass Group Diversified Holdings on February 13, 2015. Compass Group Diversified Holdings LLC’s address is Sixty One Wilton Road, Second Floor, Westport, CT 06880. All shares of our common stock beneficially owned by Compass Group Diversified Holdings LLC have been pledged to its lenders as security under its credit facility with a group of lenders led by Bank of America, N.A., as administrative agent.

(2)
This information is based on a Schedule 13G filed by Frontier Capital Management Co., LLC on February 11, 2016. Frontier Capital Management Co., LLC has sole voting power of 1,656,618 shares. Frontier Capital Management Co., LLC’s address is 99 Summer Street, Boston, MA 02110.

(3)
The information provided in this table is based on the Company’s records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066.

(4)
Consists of 147,578 shares of our common stock held directly by Mr. Enterline; 159,659 shares of our common stock held by Vulcan Holdings, Inc.; and options to purchase 592,191 shares of our common stock. Mr. Enterline is the Chief Executive Officer and owns all of the capital stock of Vulcan Holdings, Inc. He is also the Chief Executive Officer of our Company and serves on our Board.

(5)	This information is based on a Schedule 13G/A filed by Mr. Fox on February 17, 2015.

(6)	Consists of 10,169 shares of our common stock held directly by Mr. Katherman and options to purchase 37,160 shares of our common stock. Mr. Katherman is our Senior Vice President, Global Operations.

(7)	Consists of 56,250 shares of our common stock held directly by Mr. Wittenschlaeger. Mr. Wittenschlaeger is our Vice President and General Manager, Power Vehicles Division.

(8)	Consists of 33,198 shares of our common stock held directly by Mr. Hagin and options to purchase 9,290 shares of our common stock. Mr. Hagin serves on our board of directors.

(9)	Consists of 8,380 shares of our common stock held directly by Mr. Mendenhall and options to purchase 9,290 shares of our common stock. Mr. Mendenhall serves on our board of directors.

(10)	Consists of 28,506 shares of our common stock held directly by Mr. Nichols and options to purchase 6,503 shares of our common stock. Mr. Nichols serves on our board of directors.

(11)
Consists of 217,758 shares of our common stock held directly by Mr. Sabo and 12,108,718 shares of our common stock held by Compass Group Diversified Holdings LLC, a Delaware limited liability company, of which Compass Diversified Holdings, a Delaware statutory trust, is parent. Compass Group Management LLC, a Delaware limited liability company, is the manager of Compass Diversified Holdings. Mr. Sabo is a founding partner at Compass Group Management LLC, and may be deemed to share voting and dispositive power over the shares held by Compass Group Diversified Holdings LLC. Mr. Sabo disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address of Compass Group Diversified Holdings LLC is Sixty One Wilton Road, Second Floor, Westport, CT 06880.

(12)	Consists of 8,380 shares of our common stock held directly by Mr. Waitman. Mr. Waitman serves on our board of directors

(13)
Consists of shares included under “Directors and Officers”; 154,174 shares of our common stock and options to purchase 106,231 shares of our common stock held directly by our Chief Financial Officer (Zvi Glasman); 92,900 shares of our common stock held by the Zvi and Marlise Glasman Family Trust, of which Mr. Glasman is a trustee; 424,927 shares of our common stock and options to purchase 105,720 shares of our common stock held directly by Mario Galasso, our President, Business Divisions; 16,929 shares of our common stock and options to purchase 224,843 shares of our common stock held directly by John Boulton, our Senior Vice President, Office of Strategic Business Development; and 34,836 shares of our common stock and options to purchase 73,994 shares of our common stock held directly by Wesley Allinger, our Vice President and General Manager, Bicycle Division.

There are no material proceedings to which any director, officer of affiliate of the registrant, any owner of record or beneficially of not less than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to the FOX or any of our subsidiaries.
There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms furnished to us during 2015, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers and 10 percent or greater stockholders complied with all Section 16(a) filing requirements on a timely basis during 2015, except as noted below.
On August 17, 2015, Mr. Enterline, Mr. Galasso, Mr. Glasman and Mr. Katherman filed Form 4s reporting the acquisition of shares. While such shares vested on August 13, 2015, the amount of shares each individual was granted became fixed upon the certification of the performance criteria underlying the shares on August 3, 2015. On May 11, 2015, Mr. Katherman filed a Form 4 reporting the shares withheld to satisfy tax obligations on April 10, 2015.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2017
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2017, the proposal must be received by November 22, 2016, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in the our proxy statement and form of proxy, but rather to be brought as business at the annual meeting, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty (30) days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2017 annual meeting not included by or at the direction of the Board must be received not earlier than January 5, 2017, no later than February 4, 2017.
Stockholder Director Nominees
See “Nominations of Directors and Diversity- Consideration of Director Nominees.” To be timely stockholder’s must submit written director candidate nominations for the 2017 annual meeting no earlier than January 5, 2017 and no later than February 4, 2017.

INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act or the Exchange Act , as amended, the information included or incorporated in the section of this proxy statement entitled “Audit Committee Report” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.
DIRECTIONS TO THE 2016 ANNUAL MEETING
If you plan to attend the annual meeting in person, below are directions to our headquarters located at 915 Disc Drive, Scotts Valley, CA 95066.

From East	From North	From South
From San Jose, CA	From San Francisco, CA	From Monterey, CA
Get on I-880 S	Get on US-101 S	Get on CA-1 N/Cabrillo Hwy
Take the exit onto CA-17 S toward Santa Cruz	Take the exit onto CA-85 S toward Santa Cruz/Cupertino	Keep right at the fork, following signs for CA-17 N/San Jose/Oakland
Continue onto CA-17 S	Take the exit onto CA-17 S	Merge onto CA-17 N
Take the Scotts Valley Dr. exit	Take the Scotts Valley Dr. exit	Exit onto Mt. Hermon Rd
Turn left onto Scotts Valley Dr.	Turn left onto Scotts Valley Dr.	Turn right onto Scotts Valley Dr.
Turn left onto Disc. Dr.	Turn left onto Disc. Dr.	Turn right onto Disc. Dr.
Take the 1st right to stay on Disc Dr.	Take the 1st right to stay on Disc Dr.	Take the 1st right to stay on Disc Dr.
Our headquarters will be on the left	Our headquarters will be on the left	Our headquarters will be on the left

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these proxy materials, or if you wish to receive separate copies of future notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.
Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the director nominees:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Larry Enterline 02 Robert Fox, Jr. 03 Elias Sabo

The Board of Directors recommends you vote FOR Proposal 2.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as independent public accountants for 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000272557_1 R1.0.1.25

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

FOX FACTORY HOLDING CORP.
Annual Meeting of Stockholders
May 5, 2016 1:00 PM PDT
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David Haugen and Zvi Glasman, and each of them, as proxies, each with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Fox Factory Holding Corp. that the undersigned is entitled to vote at the Annual Meeting of stockholders to be held at 1:00 PM, Pacific Daylight Time, Thursday, May 5, 2016, at the Corporate Headquarters of Fox Factory Holding Corp., 915 Disc Drive, Scotts Valley, CA 95066, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH AND AS DESCRIBED IN THE NOTICE AND PROXY STATEMENT OF THE ANNUAL MEETING AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

0000272557_2 R1.0.1.25